EXHIBIT 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 28, 2007 accompanying the consolidated financial statements of Icahn Enterprises Holdings L.P. and Subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the change in accounting for the investment in ImClone Systems Incorporated and Subsidiary from an available-for-sale security to the equity method, the change in method of allocating gains and losses upon disposition to third parties of entities under common control, the adjustment to reflect the acquisition of entities under common control accounted for in a manner similar to a pooling-of-interests and the reclassification of assets held for sale or sold through the nine months ended September 30, 2007 to discontinued operations) as of December 31, 2006 which is included in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York
December 26, 2007